Exhibit 99.1

Lihua International Updates Preliminary 2010 GAAP and Non-GAAP Net Income

Company Reaffirms 2010 Revenue and Gross Profit and 2011 Financial Guidance

DANYANG, China, March 6, 2011 /PRNewswire-Asia/ --Lihua International, Inc. (Nasdaq: LIWA) ("Lihua" or the "Company"), a leading Chinese developer, designer, and manufacturer of low cost, high quality alternatives to pure copper products, including refined copper products and superfine and magnet wire, today announced that based on the treatment of non-cash items following completion of its year-end 2010 audit, the Company expects full-year GAAP net income of $38.5 million and non-GAAP net income of $40.1 million, representing year-over-year increases of 181% and 57%, respectively.

On February 22, 2011, the Company announced preliminary 2010 unaudited GAAP and non-GAAP net income of $40.6 million and $40.0 million, respectively. These preliminary results assumed non-cash gains of $0.4 million and $0.5 million related to the extinguishment of warrants and change in fair value of warrants.  In completing its audit of the Company's financials, Lihua's independent registered public accountants determined that the non-cash gain related to the extinguishment of warrants for 2010 was $0.2 million, while the change in the fair value of warrants was a non-cash expense of $1.4 million.

As previously announced, for 2010 Lihua will report revenue of $370.5 million, a 129% year-over-year increase, and gross profit of $62.1 million, a 71% year-over-year increase.

Lihua also reaffirmed its financial guidance for 2011 in which it expects 2011 gross profit of $80.0 million to $82.0 million and non-GAAP net income of $52.0 million to $54.0 million, representing year-over-year growth of 29-32% and 30-35%, respectively.

Lihua will issue complete audited financial results for the year ended December 31, 2010 on March 9, 2011 before the market opens, and host a conference call to discuss its results at 8:00 a.m. Eastern time. Interested parties may access the conference call by dialing 1-877-941-2321 in the U.S. and Canada, or 1-480-629-9714 internationally.

About Non-GAAP Financial Measures

The Company uses non-GAAP net income and other non-GAAP metrics such as EBITDA to provide information about its operating trends.  Investors are cautioned that non-GAAP net income and EBITDA are not measures of liquidity or of financial performance under Generally Accepted Accounting Principles ("GAAP").

The Company defines non-GAAP net income as net income excluding the change in fair value of warrants and other one-time or non-recurring items that are evaluated on an individual basis. The non-GAAP net income numbers presented may not be comparable to similarly titled measures reported by other companies. Non-GAAP net income, while providing useful information, should not be considered in isolation or as an alternative to net income or cash flows as determined under GAAP. Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measure, and this reconciliation is located under the heading "Non-GAAP Net Income Calculation" below.

Non-GAAP Net Income Calculation
	For Fiscal Year Ended December 31,
(in millions)	2010	2009
Net Income	$38.5	$13.7
Change in Fair Value of Warrants	1.4	11.9
Gain on Extinguishment of Warrants	(0.2)	--
One Time Offering Expenses	0.3	--
Non-GAAP Net Income	$40.1	$25.6

About Lihua International, Inc.

Lihua, through its two wholly-owned subsidiaries, Lihua Electron and Lihua Copper, is a leading value-added manufacturer of copper replacement products for China's rapidly growing copper wire and copper replacement product market. Lihua is one of the first vertically integrated companies in China to develop, design and manufacture lower cost, high quality alternatives to pure copper magnet wire and pure copper alternative products. Lihua's products include refined copper products and superfine wires. Current product offerings include copper anode and copper rod, CCA and copper wire.  Except for CCA wire, all other products are produced from recycled scrap copper. Lihua's products are sold in China either directly to manufacturers or through distributors in the wire and cable industries and manufacturers in a wide variety of industries including the consumer electronics, white goods, automotive, utility, telecommunications and specialty cable industries. Lihua's corporate and manufacturing headquarters are located in the heart of China's copper industry in Danyang, Jiangsu Province. For more information, visit: http://www.lihuaintl.com.

To be added to the Company's email distribution for future news releases, please send your request to lihua@tpg-ir.com.

Safe Harbor Statement

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities, events or developments that the Company expects, projects, believes or anticipates will or may occur in the future, including, without limitation, statements about its business or growth strategy, general industry conditions including availability of copper or recycled scrap copper, future operating results of the Company, capital expenditures, expansion and growth opportunities, bank borrowings, financing activities and other such matters, are forward-looking statements. Although the Company be lieves that its expectations stated in this press release are based on reasonable assumptions, actual results may differ from those projected in the forward-looking statements.

Please note that information in this press release reflects management views as of the date of issuance.

Contact
Lihua International, Inc.
Daphne Huang
EVP of Corporate Finance and Director of Investor Relations
(516) 717-9939
Daphne_huang@lihuaintl.com

The Piacente Group, Inc.
Investor Relations
Brandi Floberg or Lee Roth
(212) 481-2050
lihua@tpg-ir.com

CONTACT: Daphne Huang, EVP of Corporate Finance and Director of Investor Relations of Lihua International, Inc., +1-516-717-9939, Daphne_huang@lihuaintl.com; or Brandi Floberg or Lee Roth, both Investor Relations, The Piacente Group, Inc., +1-212-481-2050, lihua@tpg-ir.com